Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Generacion Eolica India Limited, EN Wind Power Private Limited and EN Renewable Energy Limited:

We consent to the incorporation by reference in the registration statement Form S-8 of TerraForm Global, Inc. of our report dated May 5, 2015, with respect to the combined balance sheets of EN Renewable Energy Limited, EN Wind Power Private Limited and Generacion Eolica India Limited as of December 31, 2014 and 2013, and the related combined statements of income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated herein by reference to the Form S-1 of TerraForm Global, Inc. dated July 31, 2015.

/s/ KPMG

Gurgaon, India

August 18, 2015